Exhibit 99.1

Company Contact: Ornella Napolitano, VP and Treasurer FiberTower Corporation 415.659.3580 onapolitano@fibertower.com Investor Contact: LHA Cathy Mattison 415.433.3777 cmattison@lhai.com

FiberTower Announces Missed Interest Payment on 9.00% Convertible Senior Secured Notes Due 2012

- Announces Resignation of Directors -

- Estimates Material Impairment Charges, Continued Delay in Filing Form 10-Q -

- Received Notice from Nasdaq of Failure to Meet Continued Listing Requirements -

SAN FRANCISCO: November 16, 2011—FiberTower Corporation (NASDAQ): FTWR), a wireless backhaul services provider, made several announcements today.

Missed Interest Payment

FiberTower announced that it had elected not to make the $1.3 million semi-annual interest payment due on November 15, 2011, with respect to its 9.00% Convertible Senior Secured Notes Due 2012 (CUSIP Nos. 31567RAA8 and 31567RAC4) (the “2012 Notes”).  The indenture governing the 2012 Notes provides that the failure to make such payment constitutes an event of default after a 30-day cure period.  This missed interest payment will not trigger any significant cross-default provisions associated with other outstanding FiberTower debt prior to the expiration of the cure period.  During such cure period, FiberTower will continue to evaluate different options to manage its debt load.

Director Resignations

Additionally, on November 14, 2011, the Company’s Chairman of the Board, John Kelly and another Board member, Phil Kelley, resigned from the Company’s board of directors; on November 15, 2011, another director, Randall Hack, resigned from the Company’s board of directors.  These resignations were effective immediately and were not the result of a disagreement with FiberTower on any matter relating to FiberTower’s operations, policies or practices.

Impairment Charges

FiberTower has also determined that material impairment charges relating to its long-lived assets and FCC licenses will be required under generally accepted accounting principles (“GAAP”) as a result of events occurring in the quarter ended September 30, 2011.

As a result of continued customer early service terminations experienced in the quarter ended September 30, 2011, the Company’s decisions to limit investment in its legacy network, and the Company’s estimates of future cash flows expected to be generated by its network as compared to its carrying value, FiberTower determined that its network equipment and construction-in-progress were impaired.  Accordingly, during the third quarter of 2011, FiberTower conducted an evaluation to quantify the level of impairment.  Although the Company has not been able to finalize the quantification of the impairment charges relating to its network equipment and construction-in-progress, the Company estimates the impairment charges for these assets in order to reduce network equipment and construction-in-progress to their fair value and as calculated in accordance with GAAP, to be in the range of $150 to $170 million in the third quarter of 2011.

At December 31, 2010, and through June 30, 2011, FiberTower’s FCC Licenses had a carrying value of $287.5 million.  Changing patterns in customer demand that contributed to the early contract terminations discussed above indicated the potential for changes in the manner in which the Company’s FCC license spectrum can be favorably deployed.  Accordingly, during the third quarter of 2011, FiberTower conducted an assessment of the fair value of its FCC licenses and concluded that the fair value of its FCC licenses was less than its carrying value.  Although the Company has not been able to finalize the quantification of the impairment charges relating to its FCC licenses, the Company estimates the impairment charges for these assets, as calculated in accordance with GAAP, to be in the range of $158 to $170 million in the third quarter of 2011, which would reduce the carrying value of the Company’s FCC licenses to somewhere in the range of $87 to $129 million at September 30, 2011.

Inability to File 10-Q

As previously announced, FiberTower filed a Notification of Late Filing, or Form 12b-25, with the Securities and Exchange Commission with regard to its third quarter 2011 Form 10-Q report.  This allowed the Company an additional five calendar days to file the Form 10-Q, which was otherwise due on November 9, 2011, and which expired on November 14, 2011.  The Company continues to be unable to file its Form 10-Q for the quarter ended September 30, 2011, as a result of its inability to quantify the impairment charges discussed above.

Notice from Nasdaq

FiberTower also announced that it received a letter from the Nasdaq Stock Market (Nasdaq) on November 15, 2011 stating that it failed to timely file its quarterly report on Form 10-Q for the period ended September 30, 2011, and as a result, no longer complies with the rules required for continued listing on Nasdaq under Nasdaq Listing Rule 5250(c)(1).  FiberTower was provided with an initial period of 60 calendar days during which to submit a plan to regain compliance, and if Nasdaq accepts FiberTower’s plan, they may grant an extension of 180 calendar days, during which FiberTower can regain compliance. If FiberTower does not regain compliance, the Nasdaq staff will provide written notice that FiberTower’s common stock is subject to delisting.

About FiberTower

FiberTower is a backhaul and access services provider focused primarily on the wireless carrier market.  With its extensive spectrum footprint in 24 GHz and 39 GHz bands, carrier-class fiber and microwave networks in 13 major markets and master service agreements with nine U.S. wireless carriers, FiberTower is an alternative carrier for wireless backhaul.  FiberTower also provides backhaul and access service to government and enterprise markets. For more information, please visit our website at www.fibertower.com.

Forward-Looking Statements

This news release includes “forward-looking’” statements, as that term is defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, or SEC, in its rules, regulations and releases.  Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  These include statements regarding, among other things, our future financial performance and results of operations including our financial and business prospects, the determination of asset impairment charges for the quarterly period ended September 30, 2011, our ability to file our third quarter report on Form 10-Q for the period ended September 30, 2011 in a timely fashion, the deployment of our services, capital requirements, financing prospects, planned capital expenditures, anticipated customer growth, expansion plans, and anticipated cash balances.

There are many risks, uncertainties and other factors that can prevent the achievement of goals or cause results to differ materially from those expressed or implied by these forward-looking statements. These include, among other things, negative cash flows and operating and net losses, additional liquidity requirements, potential loss of significant customers, downturns in the wireless communication industry, regulatory costs and restrictions, potential loss of FCC licenses, equipment supply disruptions and cost increases, competition from alternative backhaul service providers and technologies, along with those risk factors described in the company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC.